EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of RADVISION Ltd. and its subsidiaries of our reports dated March 17, 2009, with respect to the consolidated financial statements and schedule of RADVISION Ltd. and its subsidiaries for the year ended December 31, 2008 and the effectiveness of internal control over financial reporting of RADVISION Ltd. and its subsidiaries, included in its Annual Report on Form 20-F for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay and Kasierer
Kost Forer Gabbay and Kasierer
A member of Ernst & Young Global

Tel Aviv, Israel
December 31, 2009